Exhibit 4.11

ODIS Incorporated

SUBJECT:                  Agreement for Provision of “PHASED” RELATED Consulting Services to ODIS Inc.

PARTIES:                    ODIS Inc.

PO Box 555

22 Quail Run Road

Storrs-Mansfield, Ct. 06268

And

Dr. Geoff Taylor
University of Connecticut

Dept. of ESE, M/S U-157

260 Glenbrook Road

Storrs, CT  06269-3157

1.             This Agreement establishes the conditions under which Dr. Taylor will furnish consulting services to ODIS Inc.

2.             The scope of work shall be in accordance with the direction and guidance as specified by Mr. Leon M. Pierhal, CEO of OPEL Technologies and President of ODIS, Inc.

3.             The Consultant will provide ODIS with technical and analytic support on varied Phased related projects/activities as they are presented to ODIS by and through Government, Military or Commercial sources. This work covers the period from January 1, 2013 through December 31, 2013.

4.              The Consultant will be compensated for services related to each “Phase” activity as follows:

a.             Government Phase I:  At a rate of $660 per day ($82.50 per hour) for up to but not to exceed $15,450 per year.

b.             Government Phase II:  At a rate of$875 per day ($109.38 per hour) for up to be not to exceed $61,800 over the 24 months of the contract.

c.              Government Phase III:  TBD

d.             BAE Phase II:  At a rate not to exceed $25,750 for the Phase II period.

e.              BAE Phase III:  TBD

The effort shall be expended in a manner that is proportionate and appropriate to the Statement of Work in the proposal and the contract.  Consultant will allow sufficient hours and dollars to brief customer at the conclusion of the contract. Compensation shall not be subject to withholding of taxes; and, therefore, it is the responsibility of the Consultant to render any taxes due any Government body.  ODIS will provide Consultant with a Form 1099, as required by law, each year for his tax filing purposes.

5.              The Consultant will be reimbursed for travel and other related expenses associated with specific assignments or requirements at ODIS or ODIS customer-sponsored meetings.

6.              The Consultant will submit, on a weekly basis, invoices for compensation.  These invoices will specify the dates covered by the invoice and the details of any expenses associated with the consulting activity as well as a short summary of the work accomplished.  Invoices will be submitted to Mr. Blaine Grisel; ODIS Inc.; PO Box 555, 22 Quail Run Road, Storrs-Mansfield, Ct. 06268

7.              In performing the required services under this Agreement, it is the Consultant’s responsibility to avoid (1) any actual or apparent conflict between the Consultant’s duties or obligations to other parties, including the Federal Government, and such duties and obligations assumed under this Agreement and (2) disclosure of information which would violate or appear to violate such duties and obligations to third parties.  It is agreed that if Consultant finds that a conflict develops because of a relationship between Consultant and any third party, the Consultant shall immediately notify ODIS, who shall have the right, at its sole discretion, to terminate this Agreement immediately.  Upon exercise of such right of termination, ODIS’ only obligation to Consultant shall be to reimburse for services rendered to date of termination.

8.              Consultant warrants that the services of the Consultant will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, non-competition, trade secrets, proprietary information and non disclosure rights, or any trademark, copyright or patent rights.  Consultant agrees to indemnify ODIS against any claims should Consultant violate any of the above in the course of this Agreement.

9.              Consultant warrants that the services of the Consultant shall comply with all applicable Federal and State laws and regulations, procedures and directives in performing his responsibilities under this Agreement.

10.       No modification of this Agreement shall be effective unless in writing and signed by both parties.

11.       This Agreement constitutes the entire Agreement between Consultant and ODIS.  Should any of the terms or conditions of this Agreement be determined unenforceable, the remainder of the Agreement shall remain valid and binding of the parties.

Rest of Page Intentionally Left Blank; Signature Page is Separate

SIGNATURE PAGE:

AGREED:

Leon M. Pierhal for ODIS Inc.

Date:	Jan. 1, 2013

Consultant
Date:	1 / 20 / 2013

OPEL Solar, Incorporated

SUBJECT:                  Agreement for Provision of LABORATORY & RELATED Consulting Services to OPEL Solar, Inc.

PARTIES:                    ODIS Inc.

PO Box 555

22 Quail Run Road

Storrs-Mansfield, Ct. 06268

And

Dr. Geoff Taylor
University of Connecticut
Dept. of ESE, M/S U-157

260 Glenbrook Road

Storrs, CT  06269-3157

1.                    This Agreement establishes the conditions under which Dr. Taylor will furnish consulting services to OPEL Solar, Inc.

2.                    The scope of work shall be in accordance with the direction and guidance as specified by Mr. Leon M. Pierhal, CEO of OPEL Solar, Inc.

3.                    The Consultant will provide OPEL Solar with technical and analytic support on the development of OPEL’s POET technology platform and its initial products.  This work covers the period from January 1, 2013 through December 31, 2013.

4.                    The Consultant will be compensated for services at the rate of$875 per day ($109. 38 per hour) for up to but not to exceed $56,650 per year.  Consultant’s effort shall be expended in a manner that is proportionate and appropriate to achieving continued success in applying for and securing U.S, Patents (I.P.) and Military-related Phase Awards and working prototypes of the single integrated telecommunications circuit containing integrated HFETs, thyristor lasers and thyristor detectors, Sensor and full functioning Laser.  Consultant will allow sufficient hours and dollars to produce documentation of the technology procedures and circuit designs.  Compensation shall not be subject to withholding of taxes; and, therefore, it is the responsibility of the Consultant to render any taxes due any Government body.  OPEL will provide Consultant with a Form 1099, as required by law, each year for his tax filing purposes.

5.                    The Consultant will be reimbursed for travel and other related expenses associated with specific assignments or requirements at OPEL Solar or OPEL Solar customer-sponsored meetings.

6.                    The Consultant will submit, on a weekly basis, invoices for compensation.  These invoices will specify the dates covered by the invoice and the details of any expenses associated with the consulting activity as well as a short summary of the work accomplished.  Invoices will be submitted to Mr. Blaine Grisel; OPEL Solar, Inc.; PO Box 555, 22 Quail Run Road, Storrs-Mansfield, Ct., 06268

7.                    In performing the required services under this Agreement, it is the Consultant’s responsibility to avoid (1) any actual or apparent conflict between the Consultant’s duties or obligations to other parties, including the Federal Government, and such duties and obligations assumed under this Agreement and (2) disclosure of information which would violate or appear to violate such duties and obligations to third parties.  It is agreed that if Consultant finds that a conflict develops because of a relationship between Consultant and any third party, the Consultant shall immediately notify OPEL Solar, who shall have the right, at its sole discretion, to terminate this Agreement immediately.  Upon exercise of such right of termination, OPEL Solar’s only obligation to Consultant shall be to reimburse for services rendered to date of termination.

8.                    Consultant warrants that the services of the Consultant will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, non-competition, trade secrets, proprietary information and non disclosure rights, or any trademark, copyright or patent rights.  Consultant agrees to indemnify OPEL Solar against any claims should Consultant violate any of the above in the course of this Agreement.

9.                    Consultant warrants that the services of the Consultant shall comply with all applicable Federal and State laws and regulations, procedures and directives in performing his responsibilities under this Agreement.

10.             No modification of this Agreement shall be effective unless in writing and signed by both parties.

11.             This Agreement constitutes the entire Agreement between Consultant and OPEL Solar.  Should any of the terms or conditions of this Agreement be determined unenforceable, the remainder of the Agreement shall remain valid and binding of the parties.

Rest of Page Intentionally Left Blank; Signature Page is Separate

SIGNATURE PAGE:

AGREED:

Leon M. Pierhal for OPEL Solar, Inc.

Date:	Jan. 1, 2013

Consultant
Date: 1 / 20 / 2013